Exhibit 99.1

Date: April 17, 2006

Release Number: 2006-13

Intelsat Reports 2005 Fourth Quarter and Full-Year Results

4th Quarter Revenues Up 4% to $294.9 Million; Full-Year Revenues Grow 12% to $1.17 Billion

PanAmSat Acquisition on Track for Closing in 2nd or 3rd Quarter 2006

To Webcast Earnings Conference Call at 11:00 a.m. ET on April 19, 2006

Pembroke, Bermuda, April 17, 2006—Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported results for the three months and fiscal year ended December 31, 2005.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the company, reported revenue of $294.9 million and a net loss of $65.7 million for the quarter ended December 31, 2005. The company also reported EBITDA, or Intelsat earnings before interest, taxes and depreciation and amortization, of $194.8 million, or 66% of revenue for the quarter, and the company also reported Sub Holdco Adjusted EBITDA1 for the same period of $212.7 million, or 72% of revenue2.

For the full-year 20053, Intelsat reported revenue of $1.171 billion and a net loss of $325.3 million. EBITDA for full-year 2005 was $655.9 million, or 56% of revenue. Sub Holdco Adjusted EBITDA for the year ended December 31, 2005 was $837.9 million, or 72% of revenue.

Intelsat generated free cash flow from operations of $371.5 million for 2005. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest.

“Our total year results, which included 12% revenue growth and strong EBITDA and cash generation demonstrate the positive contribution of the fully integrated IGen business and improved performance in our Network Services and Telecom sector,” said Intelsat Chief

[1]	Intelsat Subsidiary Holding Company, Ltd., or Intelsat Sub Holdco, and its subsidiaries are the entities that conduct Intelsat’s operations.
[2]	In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margin, Sub Holdco Adjusted EBITDA, Sub Holdco Adjusted EBITDA margin and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Sub Holdco Adjusted EBITDA is a term based on consolidated EBITDA, as defined in Intelsat Sub Holdco’s credit agreement dated January 28, 2005 (the “Credit Agreement”), and is presented on a pro forma basis as if the company’s March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. Please see the reconciliation of Sub Holdco Adjusted EBITDA to EBITDA provided with the consolidated financial statements below.
[3]	On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. For comparative purposes, when we refer in this press release to our results for the year ended December 31, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through December 31, 2005.

Executive Officer Dave McGlade. “GlobalConnex, our managed solutions offering that is popular with Voice over IP providers in overseas markets, among other uses, continues to be a positive aspect of our business, growing to an annual revenue total of $110.9 million, up 47% from total 2004 results.”

“Our top priority in 2006 is to close the PanAmSat acquisition and to successfully execute on the detailed integration plan that is currently being put into place,” CEO McGlade continued. “Upon closing, we plan to bring to market the enhanced services afforded by the merger quickly, and also intend to capture the cost and operational synergies as we bring the two companies together.”

PanAmSat Acquisition Update

Intelsat provided an update on the regulatory and operational activities regarding its previously announced acquisition of PanAmSat Holding Corporation. Intelsat is not aware of any non-U.S. regulatory approvals that will be required in advance of closing the transaction, beyond those already obtained. With respect to the United States, on January 20, 2006, Intelsat was informed by the Committee on Foreign Investment in the United States (“CFIUS”) that its review of the proposed acquisition was concluded, and that there were no issues of national security sufficient to warrant further investigation.

There are two additional U.S. regulatory approvals required before the PanAmSat transaction may close, from the Federal Communications Commission (“FCC”) and the Department of Justice (“DoJ”). With respect to the DoJ, as previously disclosed, Intelsat and PanAmSat received so-called “second requests” for additional information and documentary materials in connection with the merger. Both the DoJ and the FCC continue to review the transaction under their normal procedures.

A disciplined integration planning process has been prepared for back office and technical operations, and a number of decisions have been made regarding personnel, facilities and systems that are expected not only to generate strong operational synergies, but also to provide improved operational abilities, resulting in a stronger competitive profile as the companies combine.

McGlade said, “Our integration planning is already yielding decisions regarding facilities, systems and platforms, and also regarding the people who will lead our new company. By making these decisions now, we are positioned for an accelerated start once we obtain the approvals to close the transaction. I am pleased with our progress on the regulatory and operational fronts, and believe that we are on-track to close the transaction in the second or third quarter of 2006.”

Financial Results for the Three Months Ended December 31, 2005

The comparison of Intelsat’s results for the three-month period ended December 31, 2005 compared with the corresponding prior-year period reflects the full-quarter impact of the COMSAT General business, which the company acquired in October 2004 (the “COMSAT General Acquisition”) and integrated into its existing government business, Intelsat General (“IGen”).

Total revenue increased $11.5 million, or 4 percent, to $294.9 million for the three months ended December 31, 2005 from $283.4 million for the three months ended December 31, 2004. The increase was primarily attributable to an increase in lease services revenue of $9.3 million, mostly from Intelsat’s Network Services and Telecom (“NS&T”) sector. Channel services revenue, a product primarily sold to NS&T customers, declined by $11.7 million to $51.8 million, in line with recent trends. This decline was largely offset by an increase of $9.1 million in revenue to $32.2 million from managed solutions sold to the NS&T customers. Other revenues, primarily generated from mobile satellite services sold by IGen, totaled $16.2 million, as compared to less than $11.5 million in the prior-year period.

Total operating expense of $242.3 million for the fourth quarter of 2005 was $68.2 million, or 22 percent lower than the $310.5 million reported for the three months ended December 31, 2004. Excluding the $84.4 million non-cash impairment charge related to the IA-7 satellite taken during the fourth quarter of 2004, operating expense for the fourth quarter of 2005 was 7% higher than for the fourth quarter of 2004. The largest component of total operating expense was depreciation and amortization expense, which increased $26.1 million to $147.2 million for the three months ended December 31, 2005, primarily due to purchase accounting treatment following the acquisition of Intelsat, Ltd. by Intelsat Holdings, Ltd. (the “Acquisition”) in January 2005, as well as the IA-8 satellite, which entered service in July 2005. Excluding depreciation and amortization expense, and the non-cash impairment charge, operating expense in the fourth quarter of 2005 declined to $95.1 million from $105.0 million in the three months ended December 31, 2004, reflecting lower staff costs and lower miscellaneous expense offset by incremental operating expenses associated with the COMSAT General business that is now part of IGen.

Net loss for the three months ended December 31, 2005 was $65.7 million, compared with net loss of $56.9 million for the three months ended December 31, 2004. The factors described above, in addition to higher interest expense resulting from the financings in 2005, contributed to the slightly higher net loss in the fourth quarter of 2005.

EBITDA increased $107.4 million, or 123 percent, to $194.8 million, or 66 percent of revenue, for the three months ended December 31, 2005 from $87.4 million, or 31 percent of revenue, for the three months ended December 31, 2004. The increase was primarily due to the reduction in 2004 EBITDA due to the IA-7 impairment charge, and the increased revenues and lower operating expenses in 2005, as described above. Sub Holdco Adjusted EBITDA for the three months ended December 31, 2005 was $212.7 million, or 72% of revenue, as compared to the $205.9 million, or 73% of revenue, for the three months ended December 31, 2004.

In previous earnings releases, Intelsat has sometimes presented a measure referred to as “covenant EBITDA,” which was based on Intelsat, Ltd.’s consolidated financial statements. Recently, as reflected in Intelsat’s Form S-4 registration statement filed with the SEC in connection with an exchange offer for notes issued by Intelsat Sub Holdco, Intelsat refined its presentation of such measure to, among other things, reconcile EBITDA to a measure Intelsat calls Sub Holdco Adjusted EBITDA, which is calculated with reference to Intelsat Sub Holdco and its subsidiaries and is based on a definition in the Credit Agreement.

Sub Holdco Adjusted EBITDA is different from the previously used covenant EBITDA measure chiefly because it is calculated at the Intelsat Sub Holdco level, and so does not reflect the expenses of its parent companies, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., which include certain employee salary and benefit costs, intercompany expenses and other general and administrative expenses. The tables below reflect this modified presentation and include calculations of Sub Holdco Adjusted EBITDA for the first three quarters of 2005.

Financial Results for the Year Ended December 31, 2005

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. For comparative purposes, when we refer in this press release to our results for the year ended December 31, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through December 31, 2005.

Total year results for 2005 reflect the impact of purchase accounting treatment following the Acquisition and the full year effect of two business acquisitions, namely the acquisition of the Intelsat Americas satellites and the Comsat General Acquisition. The Intelsat Americas satellites were acquired in March 2004.

Total revenue increased $127.6 million, or 12 percent, to $1.17 billion for the year ended December 31, 2005 from $1.04 billion for the year ended December 31, 2004. The increase was primarily attributable to an increase in lease services revenue of $68.8 million, largely consisting of new and expanded business signed by the NS&T sector and IGen, and an increase of $64.9 million in other revenues, which totaled $78.0 million, up from $13.1 million in the prior year, primarily due to mobile satellite services sold by IGen. Channel services revenue declined by $41.4 million to $223.3 million, in line with recent trends, with this decline partially offset by an increase of $35.3 million in revenue from our managed solutions, which totaled $110.9 million.

Total operating expenses for the year ended December 31, 2005 were $1.08 billion, including a satellite impairment charge of $69.2 million related to the January 2005 failure of the IS-804 satellite, as compared to $878.8 million reported for the year ended December 31, 2004, including the previously described $84.4 million impairment charge for the IA-7 satellite. Depreciation and amortization expense increased $116.1 million to $573.5 million for the year ended December 31, 2005, primarily due to: purchase accounting treatment following the Acquisition; the IS-10-02 and IA-8 satellites that entered service in September 2004 and July 2005 respectively; and a full year of depreciation recorded on the Intelsat Americas satellites compared with approximately nine months in the prior year. These factors were offset in part by the write-off of the IS-804 satellite and the write-down of the IA-7 satellite.

Direct costs of revenue exclusive of depreciation and amortization increased $65.3 million to $243.5 million for the year ended December 31, 2005 from $178.2 million for the year ended December 31, 2004. The increase was principally due to increases in cost of third-party satellite capacity and other communications services in connection with revenues generated by the IGen business and additional leased fiber capacity costs due to growth in our managed solutions offerings.

Selling, general and administrative expenses increased $42.5 million, or 28%, to $194.6 million for the year ended December 31, 2005 from $152.1 million for the year ended December 31, 2004. The increase was due primarily to increases in professional fees of $46.2 million, incurred mainly in connection with the Acquisition, and employee related costs for severance and equity and other compensation related to the Acquisition, totaling approximately $31.8 million. These increases were offset by a $15.9 million decrease in bad debt expense, due in part to payments of past due amounts from customers who are also former shareholders of the company following their receipt of proceeds from the Acquisition, and in part to customer payments in connection with bankruptcy settlements.

Net loss for the year ended December 31, 2005 was $325.3 million, as compared to $38.7 million for the year ended December 31, 2004, primarily due to higher operating expenses as described above and higher interest expense resulting from financings in 2005. These higher expenses were partially offset by higher revenue attributable to full year contributions of the Intelsat Americas assets and the IGen business, as described above.

EBITDA increased $79.7 million to $655.9 million, or 56% of revenue, for the year ended December 31, 2005, from $576.2 million, or 55% of revenue for the year ended December 31, 2004. The increase in EBITDA reflected stronger revenues overall and the full year contributions of the Intelsat Americas assets and the IGen business, offset somewhat by the IS-804 write-off and Acquisition-related charges. Sub Holdco Adjusted EBITDA for the year ended December 31, 2005 of $837.9 million, or 72% of revenue, compared favorably to the $826.6 million, or 79% of revenue, for the year ended December 31, 2004.

At December 31, 2005, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.8 billion. At September 30, 2005, Intelsat’s backlog was also $3.8 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service category in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison By Customer Set And Service Category

By Customer Set
	For the three months ended December 31,		For the year ended December 31,
	2004	2005	2004	2005
Network Services and Telecom	63%	63%	67%	62%
Government	18%	19%	14%	21%
Media	19%	18%	19%	17%
Other	0%	0%	0%	0%

By Service Category
	For the three months ended December 31,		For the year ended December 31,
	2004	2005	2004	2005
Lease	66%	66%	66%	65%
Channel	22%	18%	25%	19%
Managed Solutions	8%	11%	8%	9%
Mobile Satellite Services	4%	5%	1%	7%

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on April 19, 2006 to discuss the company’s 2005 financial results. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com.

To participate on the live call via a telephone bridge, United States-based participants should call (866) 356-4441. Non-U.S. participants should call +1 (617) 597-5396. The participant pass code is 13468438. Participants will have access to a replay of the conference call through April 26, 2006. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 42567292.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 200 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe. For more information, visit www.intelsat.com.

Contact:

Investor Relations and Media:

Dianne VanBeber

Vice President, Investor Relations and Corporate Communications

dianne.vanbeber@intelsat.com

+ 1 202 944 7406

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including the guidance provided in the outlook section. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “plan,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; Intelsat’s inability to secure necessary regulatory approvals or the financing for, and to complete, its proposed acquisition of PanAmSat Holding Corporation on the expected timetable or at all; Intelsat’s inability to successfully integrate or to obtain expected synergies from its proposed acquisition of PanAmSat Holding Corporation; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2005 and Intelsat’s registration statement on Form S-4, as such registration statement became effective on February 10, 2006, on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2004	2005
Revenue	$283,368	294,886

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	64,016	52,328
Selling, general and administrative	39,352	42,763
Depreciation and amortization	121,116	147,247
Impairment of asset value	84,380	—
Restructuring costs	1,638	—

Total operating expenses	310,502	242,338

Operating income from continuing operations	(27,134)	52,548
Interest expense	31,923	106,625
Interest income	353	3,353
Other expense, net	(498)	(5,035)

Loss from continuing operations before income taxes	(59,202)	(55,759)
Provision for (benefit from) income taxes	(8,464)	9,955

Loss from continuing operations	(50,738)	(65,714)
Loss from discontinued operations	(6,120)	—

Net loss	$(56,858)	$(65,714)

INTELSAT, LTD.

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED AUDITED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2004	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to December 31, 2005	Year Ended December 31, 2005
Revenue	$1,043,906	$97,917	$1,073,566	1,171,483

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	178,253	26,939	216,608	243,547
Selling, general and administrative	152,111	55,443	139,158	194,601
Depreciation and amortization	457,372	39,184	534,329	573,513
Impairment of asset value	84,380	69,227	—	69,227
Restructuring costs	6,640	263	—	263

Total operating expenses	878,756	191,056	890,095	1,081,151

Operating income (loss) from continuing operations	165,150	(93,139)	183,471	90,332
Interest expense	143,399	13,241	376,959	390,200
Interest income	4,530	191	9,512	9,703
Other income (expense), net	(2,384)	863	(8,810)	(7,947)

Income (loss) from continuing operations before income taxes	23,897	(105,326)	(192,786)	(298,112)
Provision for income taxes	18,647	4,400	22,772	27,172

Income (loss) from continuing operations	5,250	(109,726)	(215,558)	(325,284)
Loss from discontinued operations	(43,929)	—	—	—

Net loss	$(38,679)	$(109,726)	$(215,558)	$(325,284)

INTELSAT, LTD.

RECONCILIATION OF NET LOSS TO EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
Net loss	$(56,858)	$(65,714)	$(38,679)	$(325,284)
Add:
Interest expense	31,923	106,625	143,399	390,200
Provision for income taxes	(8,464)	9,955	18,647	27,172
Depreciation and amortization	121,116	147,247	457,372	573,513

Subtract: Interest income	353	3,353	4,530	9,703

EBITDA	$87,364	$194,760	$576,209	$655,898

EBITDA margin	31%	66%	55%	56%

Note:

EBITDA consists of Intelsat, Ltd. earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to provide further information with respect to its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA or EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO SUBHOLDCO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
EBITDA	$87,364	$194,760	$576,209	$655,898

Reconciliation of EBITDA to
Sub Holdco Adjusted EBITDA:
Add :
Parent and intercompany expenses, net	10,694	7,518	44,865	23,050
Pro forma effect of acquisitions	3,023	—	43,500	—
Compensation & benefits adjustments	5,693	963	7,111	13,598
Restructuring costs	1,638	—	6,640	263
Acquisition related expenses	3,281	4,367	7,462	60,203
Equity investment losses	1,683	4,789	4,670	12,315
Satellite—Impairment charge	84,380	—	84,380	69,227
Loss from discontinued operations	6,120	—	43,929	—
Non-recurring and other non-cash items	1,985	348	7,792	3,340

Sub Holdco Adjusted EBITDA	$205,861	$212,745	$826,558	$837,894

Sub Holdco Adjusted EBITDA margin	73%	72%	79%	72%

Note:

Intelsat calculates a measure called Sub Holdco Adjusted EBITDA, based on the term consolidated EBITDA, as defined in its Credit Agreement. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA is presented on a pro forma basis, as if Intelsat’s acquisitions of the Intelsat Americas assets in March 2004 and the COMSAT General business in October 2004 had occurred as of January 1, 2004. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the consolidated interest coverage ratio, senior secured leverage ratio and total leverage ratio. Sub Holdco Adjusted EBITDA is not a measure of financial performance under GAAP, and our Sub Holdco Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

AUDITED CONSOLIDATED BALANCE SHEETS

	Predecessor Entity	Successor Entity
	As of December 31,	As of December 31,
	2004	2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,320	$360,070
Receivables, net of allowance of $35,343 in 2004 and $26,342 in 2005, respectively	228,294	203,452
Insurance receivable	58,320	—
Deferred income taxes	12,854	10,752

Total current assets	440,788	574,274
Satellites and other property and equipment, net	3,637,357	3,327,341
Amortizable intangible assets, net	104,612	493,263
Non-amortizable intangible assets	255,002	560,000
Goodwill	130,829	111,388
Other assets	225,668	228,178

Total assets	$4,794,256	$5,294,444

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$205,569	$11,097
Accounts payable and accrued liabilities	246,474	332,907
Deferred satellite performance incentives	7,968	7,418
Deferred revenue	39,566	30,143

Total current liabilities	499,577	381,565
Long-term debt, net of current portion	1,742,566	4,790,016
Deferred satellite performance incentives, net of current portion	48,806	36,027
Deferred revenue, net of current portion	123,992	157,580
Accrued retirement benefits	56,016	107,778
Other long-term liabilities	17,478	27,743

Total long-term liabilities	2,488,435	5,500,709

Commitments and contingencies
Shareholders’ equity
Ordinary shares, 216,666,666 2/3 shares authorized, 167,261,024 shares issued and 160,382,120 shares outstanding as of December 31, 2004; 12,000 shares authorized, issued and outstanding as of December 31, 2005	500,000	12
Paid-in capital	1,301,886	9,104
Retained earnings (deficit)	610,520	(215,558)
Accumulated other comprehensive income (loss):
Minimum pension liability, net of tax	(1,367)	—
Unrealized gain (loss) on available-for-sale securities, net of tax	1,600	177
Ordinary shares purchased by subsidiary	(106,818)	—

Total shareholders’ equity (deficit)	2,305,821	(206,265)

Total liabilities and shareholders’ equity (deficit)	$4,794,256	$5,294,444

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Three Months Ended December 31,	Three Months Ended December 31,
	2004	2005
Cash flows from operating activities:
Net loss	$(56,858)	$(65,714)
Loss from discontinued operations	6,120	—

Income from continuing operations	$(50,738)	$(65,714)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	121,116	147,247
Impairment charge for IS-804 satellite	84,380	—
Provision for doubtful accounts	2,492	1,608
Foreign currency transaction loss	(50)	(388)
Deferred income taxes	15,105	(7,505)
Amortization of bond discount and issuance costs	1,992	16,920
Equity in losses of affiliate	1,683	4,789
Net gain from curtailment of benefit plans	628	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	29,361	26,560
Other assets	(1,473)	(9,457)
Accounts payable and accrued liabilities	(80,977)	49,730
Deferred revenue	(2,143)	(2,983)
Accrued retirement benefits	1,408	(681)
Other long-term liabilities	5,260	13,203

Net cash provided by operating activities	128,044	173,329

Cash flows from investing activities:
Payments for satellites and other property and equipment	(24,116)	(16,960)
Payment for rights to orbital location	—	—
Payments for insurance receivable	(58,320)	—
Payments for asset acquisitions	(92,511)	—
Other	(795)	—

Net cash used in investing activities	(175,742)	(16,960)

Cash flows from financing activities:
Repayment of long-term debt	(200,000)	—
Debt issuance costs	—	(4,243)
Principal payments on deferred satellite performance incentives	(955)	(1,237)
Principal payments on capital lease obligations	(3,471)	(75)
Dividends to shareholders	—	(198,776)

Net cash used in financing activities	(204,426)	(204,331)

Effect of exchange rate changes on cash	50	388
Effect of discontinued operations on cash	(3,358)	—

Net decrease in cash and cash equivalents	(255,432)	(47,574)
Cash and cash equivalents, beginning of period	396,752	407,644

Cash and cash equivalents, end of period	$141,320	$360,070

INTELSAT, LTD.

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

AND RECONCILIATION TO COMBINED AUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS

($ in thousands)

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2004	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to December 31, 2005	Year Ended December 31, 2005
Cash flows from operating activities:
Net loss	$(38,679)	$(109,726)	$(215,558)	$(325,284)
Loss from discontinued operations	43,929	—	—	—

Income (loss) from continuing operations	$5,250	$(109,726)	$(215,558)	$(325,284)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	457,372	39,184	534,329	573,513
Impairment charge for IS-804 satellite	84,380	69,227	—	69,227
Provision for doubtful accounts	11,009	(5,799)	932	(4,867)
Foreign currency transaction loss	562	75	(953)	(878)
Deferred income taxes	15,105	585	(5,849)	(5,264)
Amortization of bond discount and issuance costs	5,328	430	59,768	60,198
Equity in losses of affiliate	4,670	402	11,913	12,315
Net gain from curtailment of benefit plans	628	—	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	16,877	(32,168)	49,366	17,198
Other assets	5,329	3,194	(16,931)	(13,737)
Accounts payable and accrued liabilities	(27,697)	51,722	92,215	143,937
Deferred revenue	67,934	(2,388)	(27,992)	(30,380)
Accrued retirement benefits	7,110	(27)	2,364	2,337
Other long-term liabilities	5,260	(3,327)	10,024	6,697

Net cash provided by operating activities	659,117	11,384	493,628	505,012

Cash flows from investing activities:
Payments for satellites and other property and equipment	(288,589)	(953)	(132,554)	(133,507)
Payments for future satellite	(50,000)	—	—	—
Payment for rights to orbital location	(32,000)	—	—	—
Increase in restricted cash	700,000	—	—	—
Proceeds from insurance receivable	82,680	38,561	19,759	58,320
Payments for asset acquisitions	(1,057,574)	—	—	—
Other	(8,961)	—	—	—

Net cash (used in) provided by investing activities	(654,444)	37,608	(112,795)	(75,187)

Cash flows from financing activities:
Repayment of long-term debt	(600,000)	—	(202,625)	(202,625)
Proceeds from bond issuance, net	—	—	305,348	305,348
Proceeds from credit facility borrowings	200,000	—	200,000	200,000
Debt issuance costs	(4,000)	—	(4,243)	(4,243)
Principal payments on deferred satellite performance incentives	(5,107)	(475)	(4,621)	(5,096)
Principal payments on capital lease obligations	(6,722)	—	(5,568)	(5,568)
Dividends to shareholders	—	—	(504,689)	(504,689)

Net cash used in financing activities	(415,829)	(475)	(216,398)	(216,873)

Effect of exchange rate changes on cash	(562)	(75)	953	878
Effect of discontinued operations on cash	(23,755)	—	—	—

Net change in cash and cash equivalents	(435,473)	48,442	165,388	$213,830
Cash and cash equivalents, beginning of period	576,793	141,320	189,762	141,320
Cash contribution from Intelsat Holdings, Ltd	—	—	4,920	4,920

Cash and cash equivalents, end of period	$141,320	$189,762	$360,070	$360,070

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in Acquisition financing proceeds.

INTELSAT, LTD.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
	($ in thousands)		($ in thousands)
Net cash provided by operating activities	$128,044	$173,329	$659,117	$505,012
Payments for satellites and other property and equipment	(24,116)	(16,960)	(288,589)	(133,507)
Payment for deposit on future satellite	—	—	(50,000)	—

Free cash flow from operations	$103,928	$156,369	$320,528	$371,505

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and our free cash flow from operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

SUPPLEMENTAL SCHEDULE

INTELSAT, LTD.

RECONCILIATION OF EBITDA TO SUBHOLDCO ADJUSTED EBITDA

FOR THE FIRST THREE QUARTERS OF 2005

(Unaudited)

	Three Months Ended
	March 31	June 30	September 30
	2005	2005	2005
EBITDA	$71,394	$194,522	$195,224

Reconciliation of EBITDA to Sub Holdco Adjusted EBITDA:
(Subtract) Add :
Parent and intercompany expenses, net	4,370	4,335	6,826
Interest expense adjustments	(828)	(859)	(603)
Compensation and benefits adjustments	10,946	819	870
Restructuring costs	263	—	—
Acquisition related expenses	48,979	3,449	3,407
Equity investment losses	1,631	2,289	3,606
Satellite impairment charge	69,227	—	—
Non-recurring and other non-cash items	2,370	1,764	1,148

Sub Holdco Adjusted EBITDA	$208,352	$206,319	$210,478

Sub Holdco Adjusted EBITDA margin	71%	71%	72%